UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

Item 1: On September 22, 2026, Mr. Garg appeared as a guest on Anthony Pompliano’s podcast. The full transcript of the discussion is copied below:

VISHAL: Shareholders lost over $250 million. I personally have lost about $40 million.

Host (Anthony Pompliano): You got fired from your job and lost $40 million all in the span of like a week.

VISHAL: Same day. Four days after, four days after he goes to the South of France for a month, I want to get back to growth.

Host: What’s going on, guys? Today, we’ve got a great conversation with Vishal Garg. He’s the former CEO of Better Mortgage, and he just went through an incredible situation. He was the CEO of a publicly traded company. He got fired from his job. Then he lost $40 million, and the guy who fired him then went for a month-long vacation in the south of France. Some gangster stuff happened in here. But Vishal, he’s not one to give up. He now is coming back. He’s in a huge fight over the future of the company. He wants to get back, control the company and go and get the board completely removed, put a new board in and then turn around the company. This is fascinating to me, not only for a corporate governance standpoint, but also this is one of the leading mortgage companies in the country. They’ve got AI. They pioneered the Bitcoin mortgage and many other technologies that I think you all will care about. Here’s my latest conversation with Vishal Garg.

Host: All right, Vishal, there is a war underway for your company. You were the CEO of Better Mortgage. It was a half a billion dollar publicly traded company. You got kicked out. The board literally said, see you later. And now you’re basically coming back. You’re trying to get the company back. And there’s this entire corporate war that’s underway. Explain to us what happened in terms of you not becoming the CEO anymore.

VISHAL: Yeah. We became friends with an activist investor named Daniel Lewis. He expressed interest in the company. He earned my trust over a six month period, expressed love for the company, expressed love for what we were doing, expressed love for me. It was kind of crazy. And then he came on board as a consultant, helped us like execute some cost savings, which is really good. And then said, you know, hey, I’d like to be on the board. I’m your friend. I’m going to make sure that like I protect the company and its interests. Got on the board and five days later, he engineered a coup. Got me thrown out in the middle of the day on a Monday at one o’clock in the afternoon. I get told my email gets shut off at 1:30. Everyone in the market knows, except it’s the middle of a trading day on a public company. The next day, the stock went down 46%. Now it’s down 60% from when I was the CEO. And we’re trying to get the company back and fix it. We’re trying to get the board removed and replace with a much better slate of directors, some real Silicon Valley heavyweights, and get the company back to growth and profitability.

Host: Now, before we get to what you’re trying to do now, let’s just go over, this is not like some random business, right? Better Mortgage is one of the pioneers of the Bitcoin mortgage. You guys are probably one of the leading AI mortgage companies in the world. This company has around $100 million or so of cash. You have an entire UK business that I think has been publicly announced is going to be sold for somewhere around 70 plus million dollars. You had burned that had been coming down. Like there’s assets here. There’s value here. What if I sat down with Daniel Lewis and said, what’s your side of the story? What do you think he would say?

VISHAL: I think he’d say Vishal has been growing the company. He grew the company from 70 million to 220 million of revenue in the last two years. So he was executing a turnaround. He wasn’t doing it fast enough. And he made some promises that the Iran war upended with rates going up 100 basis points. And so he’s going to say, hey, Vishal said that we were going to get to a billion dollars of originations in 2020. May, June of 2026.

Host: [likely] And that didn’t happen.

VISHAL: It didn’t happen. Yeah, we got close, but it didn’t happen because rates went up 100 basis points. He’s going to say we got to Vichal said that we were getting to adjusted EBITDA profitability by September. And that hasn’t happened. Hasn’t happened because the path got killed because Daniel took over and now it’s on Daniel. So I would say those are the two big things that he’d say. I, you know, told the shareholders we were going to accomplish this year and that didn’t happen.

Host: Now, when you look at the board that you had put together, usually the board is a combination of friendlies and or independent. And when somebody else comes in and is able to execute a coup or kind of change the board’s attention, there’s a whole bunch of different tactics that they can use. Everything from, hey, we all collectively agree someone’s not doing a good job, to there’s a lot of dirty games that get played in corporate boardrooms. If you had a scale of one to 10, one being, you know, everyone agrees he’s not doing a good job, to 10 being dirty, you know, boardroom tactics, where was this on that scale?

VISHAL: So two quick facts. So the board gave me a $6 million equity grant just at the end of May. The comp committee approved it for the great work that I did in 2025. So if you just put that in context, so at the end of May, I had done great work for 2025. Three months later, I’m getting fired for not hitting certain numbers. Two, when I think about it, it’s all politics here. Daniel had been politicking while I was building. I had grown this company two and a half X when the mortgage market was flat, when rates have been going up. Last quarter, our revenues went up by 15%. The rest of the industry was down 20, 30%. Stock’s the best performing mortgage stock of its peer group. That’s what Egan Jones said over the last two years across all of the mortgage companies. And so it was all about politics. Daniel originally wanted to try to get rid of four board members. Instead, those four board members colluded with Daniel to kick me out, have Daniel be the CEO, have the existing chairman keep a seat as the chairman. And, you know, they thought they would get away with it, except the stock went down 60%. Shareholders called, and I said, hey, this isn’t right what you’re doing we got to get in here and fix this.

Host: When you look at Dino, I don’t know him, I’m sure he’s a nice guy, could be a great operator, bad operator, does he have experience operating a company before?

VISHAL: No. The last company that he operated was a raffle ticket lottery business selling to non-profits in Canada that did five million of revenue.

Host: Got it.

VISHAL: And we don’t know what’s happened to that company.

Host: And so what is the plan, at least publicly stated, for this company going forward if you don’t come back as the CEO?

VISHAL: Their plan is let Daniel run the business and do the things that I was doing. But Daniel doesn’t have any technology background, doesn’t have any AI background, doesn’t have any consumer fintech background, doesn’t have any credit risk background, doesn’t have any mortgage background. So the likelihood of Daniel being able to execute the big deals that I was signing, like the one with Coinbase to bring mortgages, crypto mortgages to 52 million consumers of Coinbase, the one with OpenAI to build the only underwriting engine inside ChachiPT. The one with Credit Karma, where we are now Credit Karma home loans powered by Better for all refinance customers at Credit Karma. Those deals, Daniel can’t execute. He can’t build technology. He has never built product before.

Host: When you look at this battle to come back, the stock price being down 60% is probably a pretty good kind of arrow for you to have in your quiver, if you will.

VISHAL: Yeah.

Host: I looked, and the market cap is around $250 million. You said that revenue is about $220 million. So it’s trading at about one times revenue. For the leading AI mortgage platform in the entire mortgage industry, a $2 trillion industry. Why do you think it’s trading that way?

VISHAL: It’s trading that way because we were on our path to going back to greatness. At peak, we were doing a billion and a half a year of revenue. We were making $50 million a month of profit in 2021. And then the refi boom went to a bust. And so we had to pivot and we pivoted hard into AI and we built this business back up.

Host: Back up for a second. This business was doing a billion and a half in revenue?

VISHAL: Yes.

Host: Per month?

VISHAL: No, per year.

Host: Oh, per year. Okay. And you were doing about $600 million run rate of EBITDA per year.

VISHAL: Yeah.

Host: That’s a big business.

VISHAL: It was a great business.

Host: Okay. And then when rates go up.

VISHAL: Yep.

Host: The pie goes away. That destroys your whole business.

VISHAL: Yeah.

Host: And so you’ve had to rebuild, and that’s where now you’re kind of coming back.

VISHAL: Yeah. So what I did was I took all the learning data from 100 billion of transactions on my platform, and I used the LLMs. I used it to train the LLMs. And now we have the number one AI in the industry. And what we’ve been doing is taking that AI and putting it into other fintechs applications to allow their customers to get mortgages and home equity loans, to go to mortgage brokers and get them to be able to sell our mortgages and home equity loans and have an AI solution that they could never build themselves. And that is now 65% of revenue. And so we turned it from a direct-to-consumer refi mortgage company into the leading AI platform in the industry. And we were going through this transformation, and we’d gotten to a place where the market was recognizing it, the analysts were recognizing it. We had analysts who were very bullish on us, and we were on our way back. And then, you know, the Iran war happened. And then most recently, the Daniel Lewis episode happened.

Host: Now, what are your options to come back as a CEO?

VISHAL: What I have publicly said is if I’m not this, I don’t need to be the CEO. If everyone thinks that a better operator, a better manager, a better executor is what the company needs at this time to monetize all the great technology we built, I’ll just be happy to either be the chairman or the head of product and innovation. Continue to build new products. We had five major deals that we were working on that we expect to land over the next three months, but they’re now stalled, because none of those partners want to deal with Daniel. Those partners don’t want to deal with a guy who has nothing and knows nothing about building APIs, building MCP servers, building all the connectors that are required in today’s AI world. And so, you know, I want to just get in there and close those things out and get the stock up to a hundred bucks a share like it should be.

Host: When you look at your options, what are like the legal paths that you have?

VISHAL: The number one legal path that we have is we have a consent solicitation that’s gone out to all shareholders. Vote for the green consent solicitation card.

Host: What does that mean?

VISHAL: We sent out a consent solicitation saying, hey, these five directors, four original directors and Daniel Lewis need to go. We’re at over 46% of the vote already. We need to get to 50.01 to win. 46% have voted in favor of removing them.

Host: [likely] Of removing these directors within the last two weeks.

VISHAL: And it’s such an old, old process, getting the consent. We got to send them physically in the mail to people, and they got to send them back. And so we’re working on doing that. That’s the number one way to get the stock price back to where it was. It’s at 12 now, get it back to 27, which is where it was when I was ousted, and then get back to growth and get that back to 100 bucks a share.

Host: When you look at that path, let’s say that you don’t get the consent. It seems like you’re going to get it, but let’s say you don’t. What are your other avenues?

VISHAL: I think the other avenues are to either run another consent process, to gather more shares, to partner up with others who can buy more shares and then see what we can do there. There’s like any number of paths. I don’t want to talk about it because we’re going to get this consent process.

Host: The company trading at a $250 million market cap, like one times revenue. I jokingly, but not jokingly, said to you, like, why doesn’t someone just go bid on this thing? Or just go bid on the actual asset itself and buy what seems to be a distressed, undervalued asset?

VISHAL: I think there are so many fintechs that want to be in the mortgage and HELOC business. Our comp, which is Figure, they do about eight times more volume than us, but it’s worth $8 billion. So if you think about it, right, like a company that’s growing in the HELOC business with an AI HELOC and a mortgage company probably is worth more than a billion dollars. That’s why I’m so interested. I’m the largest single shareholder, individual shareholder. I want this company to be worth a billion dollars or more, and we’re going to find a way to get it there.

Host: Now, on the consent, let’s say that you do get the consent vote, you remove all the board members, who you can put on the board?

VISHAL: We have some amazing people that we’re putting on the board. The first is Bing Gordon. He was the co-founder of Electronic Arts, built a lot of the games that we all grew up playing, has been a partner at Kleiner Perkins for the last 30 years, and was on the Amazon board for about 25 years as a senior product advisor to Jeff Bezos, helped build Amazon Prime with Jeff. We think he’s an amazing partner to the company and a board member. We’ve got a guy named David Heidekorn, who’s helped optimize growth at 40 different companies at Alcaterton, one of the largest venture and PE funds in the world. And we’ve got Steve Saracino, who invested $100 million of his fund’s money in the company and was previously on the board when it was a private company. And he wants to come back and set things right.

Host: Now, so those are the board members you have. I’m assuming you don’t get to 46% of consents in two weeks unless you had a bunch of large shareholders who basically were talking to you being like, hey, we want you to come back. What were those conversations like?

VISHAL: I think those conversations were, hey, Vishal, you guys have done an amazing job. What happened here? How did this board make this mistake? We were on the path up. We were growing 80% a year in an industry that’s in decline. And what happened? So I think that was the first conversation. Two, what’s the game plan going forward? So we set out a 90-day plan where we’re talking about close the big deals that we have, optimize the sales and operations funnel, put in even more AI than what we had before, and bring the cost to produce down even further, and then grow our partnerships and our HELOC business dramatically so that we can get the quarterly origination run rate, which is about 1.6 billion, up to 2 billion, and break even. So just another 20% more growth and we’re at breakeven. And I outlined all of this in a plan that I published out there, which is far more detailed than anything the company has published.

Host: There’s a lot of people who are like, what the hell is he talking to Vishal about? But you guys were one of the pioneers of the Bitcoin mortgage. Talk a little bit about the Bitcoin mortgage, how that product works, and why it became so successful.

VISHAL: We created the first Fannie Mae eligible Bitcoin mortgage. So a consumer can come in and pledge their Bitcoin. So let’s say if you’ve got a hundred thousand dollars of Bitcoin, we put up a 40% advance rate, so that counts as 40,000, and you can go buy a house of 400,000, show up at the closing table, transfer your Bitcoin into Coinbase custody and walk out paying zero, zero, zero. You can buy a house with your Bitcoin, pay no down payment whatsoever, pay no fees. And as a Coinbase One member, you get 1% of the mortgage balance back.

Host: Why?

VISHAL: As a benefit.

Host: It’s like a reward.

VISHAL: Yeah, as a reward.

Host: Like a benefit. OK, got it. And people, it’s just hardcore Bitcoiners doing this? Or do you see also...

VISHAL: Bitcoin, USDC. And it was actually meant to be the first token-backed mortgage. So over time, we’re going to build, we’ve publicly said this, tokenized equities, tokenized bond funds, SPY, you know, anything that can be tokenized, any security that’s tokenized, we’ve created the architecture with Coinbase custody to be able to do this.

Host: And when you look at that type of product, you’ve mentioned AI Engine, you’ve mentioned the Bitcoin mortgage. Are there other types of innovative products that you think are in the future that maybe people don’t yet know could potentially be built by a mortgage company?

VISHAL: Uh, lending against private stock, pledging a private stock to...

Host: You think people are going to be able to do that?

VISHAL: Yes.

Host: Yeah?

VISHAL: Yeah.

Host: But like to me, when I hear that, I’m like, okay, well, I’m a private market investor. I’ve had companies go from zero to three billion back to zero. Like it wasn’t fun.

VISHAL: Nope.

Host: But how do you underwrite that type of risk?

VISHAL: Just like we underwrite the Bitcoin risk or the USDC risk. You just have to put the right haircut in place and it has got to be used to find the right house.

Host: Mm-hmm.

VISHAL: Ultimately, you’ve got the house and the equity that they’ve got, not just the equity alone.

Host: So you’re lending against both that. It’s basically an over-collateralized loan.

VISHAL: It’s an over-collateralization, yeah.

Host: Right. And then when you’re over-collateralized on the loan, your risk is significantly reduced, which is why you’re willing to take some of these other things. And then if you build a big enough portfolio of them, you basically can significantly decrease the risk on anyone.

VISHAL: That’s right. And that’s what we worked on with Fannie Mae to be able to do that.

Host: Mm-hmm.

VISHAL: So you get all the benefits of a Fannie Mae mortgage to be able to do that.

Host: All right. So let’s say you win the consent. When would you come back as CEO?

VISHAL: One day afterwards.

Host: Oh, OK. So when is the final, once you get 50.1, it’s over?

VISHAL: Once we get 50.1, those board members should resign. They can put up a fight. But that’s why I said it should be one day. They can put up a fight. We elect the new board. The new board determines who the new interim CEO is, likely me. And then from there, we run a CEO search to get a proper CEO. And then we get the company back to greatness.

Host: So you don’t even want to be the CEO.

VISHAL: I don’t need to be the CEO going forward. I don’t want to be the controversy. I don’t want to be the person that’s holding the company back. I want to be the person that’s powering the company through innovation and product leadership.

Host: It makes sense, right? I think it feels like that is a path that a lot of people are like, “Okay, fine. If he’s not even the CEO, then what’s the big deal here? Let’s just get the company back on the right path.”

VISHAL: Yeah.

Host: How much money have you lost on paper, you think, with the stock going down?

VISHAL: The shareholders lost over $250 million. I personally have lost about $40 million.

Host: Yeah. So basically, you got fired from your job and lost $40 million all in the span of like a week.

VISHAL: Same day.

Host: That’s not fun.

VISHAL: Yeah.

Host: What did you do that night?

VISHAL: You know, the first day I went and I said, okay, wow, like, I’m free first time. Then the next day, first time in 30 years that I had a Tuesday morning free. I’ve been working since I was 18 years old and so first time in 30 years and so I hung out and then the stock started crashing and investors started calling me, shareholders started calling me, and then I got back to work.

Host: I mean, it’s kind of crazy, right, to watch it, something that you’ve been building not only once but you’re actually rebuilding.

VISHAL: Yeah.

Host: And then to watch it fall 60%.

VISHAL: Yes. [unclear] I want to get back to growth.

Host: [unclear] Okay. I’m going to use all that. Answer my question.

VISHAL: I think everyone is mad. They’re like, how could you do something so stupid? How could this board be so callous as to fire the founder of a publicly traded company and the CEO of a publicly traded company who has been there for 12 years in the middle of the day at one o’clock, turn his email and his systems off at 1:30 in the middle of a trading day, and then put in place a guy who has no experience ever running a technology company, an AI company, a consumer fintech company, a mortgage company, anything like that. Like, that is just dumbfounding. That is a collective bout of, I don’t know, delusion. And this guy, Daniel Lewis, was able to do it. He was able to hoodwink all of these supposedly very smart people into taking some action that just deranged.

Host: Yeah. I’ll let you have some fun. I did see you tweeting that he was on a French vacation or something.

VISHAL: Dude, four days after, four days after, he goes to the south of France for a month.

Host: He came back. I mean, he’s a gangster. He went to the south of France for a month. He came back. He kicked you out of your company and then went on vacation for a month?

VISHAL: Such a hedge fund guy. Only a hedge fund guy would do that. We have a thousand employees. These people, you know, they’re working through August to get people funded on their homeowners. August is busy season for us. That’s when people close on homes. And this guy, this takes over four days later. He’s in the South of France.

Host: Sacre bleu. All right. Where can we send people if they want to find out more about this proxy fight you got going on?

VISHAL: B-E-T-R vote.com.

Host: B-E-T-R vote.com?

VISHAL: Yeah.

Host: All right. And then that’s where they’ll figure out all the details, figure out your plan, everything.

VISHAL: Yeah. Or find me on that.

Host: Yeah, you’re tweeting a lot. I like your videos. You’re sitting there saying, hey, go vote, go vote.

VISHAL: Yeah, yeah. No, no, we’ve got to get it out because we’re doing it in the most archaic way possible. We’ve got to get mail cards in.

Host: Yeah, it is crazy. It is crazy. If you send me one, you can’t, but if you did, I’d vote.

VISHAL: Yeah.

Host: All right, thank you for doing this. I appreciate it. What’s your X account?

VISHAL: Vishal underscore better.

Host: Okay. All right. So everyone go follow him. And I’m fascinated by this. I can’t wait to see how this goes.

VISHAL: I appreciate you having me on. Can I give you one piece of alpha? You should create like a fight card. You know, you versus Daniel Lewis.

Host: I’m going to do that. Really, really good. I’m going to do that. We keep it. Our video editor, Matt, will tell you the world is just WWE. So, you know, just make it pro wrestling.

VISHAL: Yeah, dude, I was at the UFC 250. It was the president’s birthday. It was amazing.

Host: Yeah, it was cool.

VISHAL: Yeah, it was cool.

Host: All right. Thank you for coming to do this. Cheers. Take care.

Item 2: On September 22, 2026 and September 23, 2026, the Garg Group posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.